Exhibit 10.9

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is made as of June 1, 2022 by and between AppYea INC. a company incorporated under the laws of the State of Nevada (the “Company”) and GPIS Ltd. ID 513953992, residing at 16 Natan Alterman st. Gan Yavne , Israel (the “Services Provider”);

WHEREAS	the Company is operating in the field of snoring and sleep apnea treatment (the “Field”) and wishes to receive certain services from the Service Provider as set forth herein; and

WHEREAS	accordingly, Company wishes to nominate Service Provider as a CEO and to receive from him certain Services (as defined below) and the Services Provider is willing to provide such Services to the Company, as specified in this Agreement hereinafter; and

WHEREAS	the Services Provider declares that he is capable and willing to perform his duties according to the terms and conditions set forth in this Agreement;

WHEREAS

the parties wish to regulate their relationship in writing and to set forth certain understandings regarding the provision of the Services by the Services Provider to the Company as of the Commencement Date, as defined below, in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.	Engagement

1.1	Subject to the terms and conditions of this Agreement, the Company hereby engages the Services Provider as a provider of the Services (as defined below), as of the date hereof (the “Commencement Date”), and the Services Provider accepts such engagement as of the Commencement Date.

1.2	The Services Provider undertakes that in order to duly fulfill the Services, he shall provide the Services as needed to fulfill the specific required tasks (“Scope of Services”).

1.3	The Services Provider shall devote all his desire, know-how, efforts, expertise and talents required for the proper performance of the Services and as shall be required by the Company’s Board of directors and it shall act with loyalty and dedication in order to perform its duties and obligations under this Agreement to the best and to maximize the Company’s benefits.

1.4	All the Services shall be provided personally by the Services Provider. The engagement hereunder is not exclusive, and shall not limit the Company from engaging a third party to provide services which are the same as or similar to the Services.

2.	The Services

2.1	The Services Provider’s duties and responsibilities shall include, amongst others, the services detailed in this section 2 herein (the “Services”):

2.1.1	Management services;

2.1.2	Development of company operations in the US;

2.1.3	Consult regarding S-1 filing.

2.2	Provision of inputs, advice, ideas and proposals relating to the Field and any additional general services in connection with the Field, as may be required by the Company from time to time, at its sole discretion.

2.3	The Services shall be provided from the Company’s office and/or any other place as shall be agreed by the parties.

3.	Undertakings

3.1	The Services Provider warrants and undertakes that there is no legal, commercial, contractual or other restriction, including any obligation or agreement or confidentiality with any previous or current employer or any other third party, which precludes or might preclude the Services Provider from completely performing his obligations pursuant to this Agreement.

3.2	The Services Provider undertakes to keep the Company fully informed in due time of all developments relating to the Services.

3.3	Without derogating from the above, the Services Provider shall report to the Company’s Board of directors, or any other officers that will be defined by the Company’s Board of directors, and coordinate with him his activities under this Agreement.

3.4	The Services Provider shall act with loyalty and dedication in a manner that reflects the good name, goodwill and reputation of Company and its products and/or services.

3.5	The Services Provider shall not be entitled to make any representations or undertakings on behalf of the Company and/or bind the Company in any manner whatsoever unless a prior written consent has been given by the Company.

3.6	The Services Provider shall perform all duties set forth herein in full compliance with all applicable laws, regulations, orders, relevant licenses and other legal requirements to which he is subject in the conduct of his activities hereunder.

3.7	The Services Provider undertakes to indemnify and hold the Company, its directors, officers and employees, harmless from and against any and all liabilities, claims, damages, costs and expenses (including reasonable attorneys’ fees), arising out of (1) a material breach by the Services Provider of this Agreement; (2) any negligent or wrongful acts or omissions on the part of the Services Provider unless caused by the Company, its directors, officers and employees; (3) any claim, action, or other proceeding based upon the Services Provider’s use of any proprietary materials (other than proprietary materials of the Company) infringing any intellectual property rights of any third party, including without limitation, of any former customer or employer of the Services Provider.

4.	Consideration

As full compensation for the Services rendered by the Services Provider pursuant to this Agreement, the Services Provider shall be entitled to receive during the Term, subject to the fulfillment of his obligations hereunder, the following consideration:

4.1	The Services Provider shall receive From AppYea, a compensation of $182,000 against submission of an invoice, in four installments.

4.2	The Services Provider acknowledges that the consideration detailed in this Agreement constitutes the full and sole compensation of the Services Provider during the Term, and he (or any third party on its behalf) shall not be entitled to receive any further compensation or consideration of any kind whatsoever in connection with the performance of his duties under this Agreement, and he does not have, nor will he have, any right to any additional payment of any kind whatsoever, whether monetary or its equivalent. For the avoidance of doubt, any expenses incurred by the Services Provider in the course of the provision of Services to the Company hereunder, shall be born solely by the Services Provider.

5.	Confidentiality, Non-Competition and Proprietary Rights

The Services Provider undertakes, in addition to any other commitment he may take upon himself, and without derogating from any such undertaking, to comply with and to fulfill all the undertakings of confidentiality, unfair competition and intellectual property assignment, as set forth in Appendix A attached hereto.

6.	The Nature of the Contractual Relationship

6.1	It is hereby clarified that the Services Provider shall perform his undertakings hereunder on an independent contractor basis, and that there shall be no employee-employer relationship whatsoever between him and the Company.

6.2	The Services Provider hereby declares that the engagement with the Company as an independent contractor, rather as an employee, was made upon his initiative and request, and accordingly the Services Provider hereby irrevocably and expressly waives any claim or demand in connection with any employer-employee relationship with the Company, and further declares that he acknowledges that the consideration agreed with the Company under this Agreement is based upon his declaration and the absence of such relationship.

6.3	The terms of this section shall survive any termination or expiration of this Agreement.

7.	Term and Termination

7.1	This Agreement shall be effective from the Commencement Date and until terminated, upon the earlier of the following events (the “Term”): (a) by either party for any reason on 30 days’ prior written notice to the other party (the “Notice Period”); (b) by the Company, immediately, without any prior notice, for Cause (as defined below).

“Cause” shall exist if the Services Provider or anyone on its behalf: (i) embezzles funds of the Company; or (ii) has committed a dishonorable criminal offense; or (iii) deliberately causes harm to Company’s business affairs; or (iv) breaches the confidentiality and/or non-competition and/or proprietary rights provisions of this Agreement; or (v) refuses to perform his material obligations hereunder or refuses to follow the lawful, reasonable directions of the Company; (vi) commits any material breach of this Agreement and does not cure such breach within 7 days of receipt from the Company of written notice thereof.

7.2	During the Notice Period, the Services Provider must continue to discharge and perform his duties and obligations under this Agreement, unless otherwise directed by the Company. To avoid any doubt, except for in the event of termination for Cause, the Services Provider shall be entitled to the Services Compensation (as defined below) during the Notice Period.

7.3	The Services Provider undertakes that immediately upon termination of his engagement with the Company, for any reason, he shall return to the Company any and all the documents, CD’s or other magnetic media, letters, reports and any other material relating to the Company’s business, as well as any equipment and/or other property belonging to the Company which was placed at his disposal or was produced or obtained by him while performing the Services under this Agreement, and delete such information.

8.	Miscellaneous

8.1	This Agreement (including any appendix attached hereto) sets forth the entire agreement between the parties, and supersedes any prior written or oral arrangements, understandings and/or agreements. This Agreement may not be amended or modified except in a written document signed by both parties.

8.2	This Agreement may not be assigned by the Services Provider without the express written consent of the Company.

8.3	This Agreement shall be governed by the laws of the State of Nevada. The courts of Nevada shall have exclusive jurisdiction over any dispute or matter in connection with this Agreement.

8.4	The failure of either party at any time to enforce any right or remedy available to it under this Agreement or otherwise with respect to any breach or failure by the other party shall not be construed to be a waiver of such right or remedy with respect to that or any other breach or failure by the other party.

8.5	Any notice required or permitted hereunder shall be given in writing and deemed to have been duly given on the day of delivery, if delivered personally or by e-mail or by facsimile with written confirmation of receipt, or within 7 (seven) days as of the date of mailing, or on receipt of a proof of delivery duly signed, if mailed by registered mail, or by an internationally recognized courier service, postage prepaid and addressed to the addresses set forth above.

IN WITNESS THEREOF THE PARTIES HERETO HAVE AGREED AND SIGNED:

AppYea INC.	GPIS
/s/ Asaf Porat

Appendix A

CONFIDENTIALITY, UNFAIR COMPETITION AND INTELLECTUAL PROPERTY ASSIGNMENT

THIS UNDERTAKING (“Undertaking”) is entered into effect as of the 1 day of June, 2022 by GPIS LTD, ID 513953992, residing at 16 Natan Alterman st. Gan Yavne , Israel (the “Services Provider”);

WHEREAS	the Services Provider wishes to provide the Services to the Company; and

WHEREAS	the Company wishes to receive the Services from the Services Provider subject to his executing of this Undertaking in the Company’s favor.

NOW, THEREFORE, the Services Provider undertakes and warrants towards the Company and any subsidiary and parent entity of the Company as follows:

1.	Confidential Information

1.1	The Services Provider acknowledges that he will have access to confidential and proprietary information, including information concerning activities of the Company and any of its subsidiaries and affiliated companies, now or in the future (collectively, the “Group”) that he will be part of the development and registration of patents, advantageous to the Company, including the clinical validation stages in the Field and that he will have access to technology regarding the product research and development, patents, copyrights, customers, suppliers (including customers and/or suppliers lists), marketing plans, strategies, forecasts, trade secrets, test results, formulas, processes, data, know-how, improvements, inventions, techniques and products (actual or planned) of the Group, technical or financial information, employment terms and conditions of the Services Provider’s engagement with the Company. Such information in any form or media, whether documentary, written, oral or computer generated, shall be deemed to be and referred to herein as “Proprietary Information”.

1.2	During the term of his engagement with the Company or at any time after termination thereof for any reason, the Services Provider shall not disclose to any person or entity, without the prior consent of the Company any Proprietary Information, whether oral or in writing or in any other form.

1.3	Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Group irrespective of form, but excluding information that has become a part of the public domain not as a result of a breach of this Undertaking by the Services Provider.

1.4	The Services Provider agrees that all memoranda, books, notes, records (contained on any media whatsoever), charts, formulae, specifications, lists and other documents made, compiled, received, held or used by the Services Provider during the term of his engagement with the Company, concerning any phase of the Group’s business or its trade secrets in the Field (the “Materials”), shall be the Company’s sole property and all originals or copies thereof shall be delivered by the Services Provider to the Company upon termination of the Services Provider’s engagement with the Company for any reason whatsoever, or at any earlier or other time at the request of the Company, without the Services Provider retaining any copies thereof.

2.	Unfair Competition and Solicitation

2.1	The Services Provider acknowledges that the provisions of this Undertaking are reasonable and necessary to legitimately protect the Group’s Proprietary Information, its property (including intellectual property) and its goodwill and is reasonable, especially in light of the consideration and benefits payable to it according to the agreement between the Services Provider and the Company.

2.2	The Services Provider further acknowledges that he has carefully reviewed the provisions of this Undertaking, he fully understands the consequences thereof and he has assessed the respective advantages and disadvantages to him of entering into this Undertaking.

2.3	In light of the above provisions and in addition to any other undertaking herein, the Services Provider hereby undertakes:

(i)	That during the term of his engagement with the Company (including any notice period, if applicable) and for a period of twelve (12) months thereafter, he shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, Services Provider or otherwise, in any business, occupation, work or any other activity which is reasonably likely to be competitive with the Company in the Field.

(ii)	That during the term of his engagement with the Company (including any notice period, if applicable) and for twelve (12) months thereafter, he shall not induce any employee, Services Provider, supplier or customer of the Group to terminate, or reduce its scope of relationships with the Company. In addition, the Services Provider will not, directly or indirectly, solicit or recruit any employee of the Group for the purpose of being employed by him, directly or indirectly.

3.	Ownership of Inventions

3.1	The Services Provider will notify and disclose to the Company, or any persons designated by it, all information, improvements, inventions, formula, processes, techniques, know-how, technologies and data, whether or not patentable, made or conceived or reduced to practice or learned by the Services Provider, either alone or jointly with others, during the term of his engagement with the Company and with respect to the Company’s business (all such information, improvements, inventions, formulae, processes, techniques, know-how, technologies and data are hereinafter referred to as the: “Invention(s)”) immediately upon discovery, receipt or invention as applicable, independent of where such Invention(s) were discovered, received or invented as applicable.

3.2	Delivery of the notice and the Invention shall be in writing, supplemented with a detailed description of the Invention and the relevant documentation. The Services Provider hereby confirm that his engagement with the Company was made on a “Work for Hire” basis and accordingly the Services Provider agrees that all the Inventions shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents and other rights in connection with such Inventions. In order to avoid any doubt, it is hereby clarified that a lack of response from the Company with respect to the notice of the Invention or of its delivery, shall not be considered a waiver of ownership of the Invention, and in any event the Invention shall remain the sole property of the Company.

3.3	The Services Provider hereby irrevocably assigns to the Company, for no consideration of any kind whatsoever, any rights the Services Provider may have or acquire in and to such Inventions and he irrevocably waives any right he has or may have in the future to receive any payment, royalty or other consideration (of any kind whatsoever) with respect to the Inventions, including according to section 134 of the Patents Law, 5727-1967, if applicable. The Services Provider acknowledges that the consideration paid to him by the Company under the agreement between the Services Provider and the Company is the full and complete compensation that the Services Provider shall be entitled to, for any Invention(s), during the term of his engagement with the Company and/or any time thereafter.

3.4	The Services Provider further agrees as to all such Inventions to assist the Company, or any persons designated by it, in every proper way to obtain and from time to time enforce such Inventions in any way including by way of patents over such Inventions in any and all countries, and to that effect the Services Provider will execute all documents for use in applying for and obtaining patents over and enforcing such Inventions, as the Company may desire, together with any assignments of such Inventions to the Company or persons or entities designated by it.

3.5	To the extent required, the Services Provider empowers the Company, its successors, assigns and nominees, to make applications for patent, trademark, copyright or other intellectual property registration or protection anywhere in the world, to claim and receive the benefit of any applicable rights of priority in connection with such applications, to prosecute such applications to issue, and to have any and all registrations issued in the name of assignee.

3.6	The Services Provider shall not be entitled, with respect to all of the above, to any monetary consideration or any other consideration except as explicitly set forth in this Undertaking.

4.	Third Party Information

4.1	The Services Provider represents and undertakes that he will not disclose to the Company any proprietary or confidential information belonging to any third party, including any prior or current employer or contractor, unless the written approval of that third party was received.

4.2	The Services Provider recognizes that the Company may receive in the future from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Services Provider undertakes to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out its services for the Company, consistent with the Company’s agreement with such third party.

5.	General

5.1	The Services Provider acknowledges that the provisions of this Undertaking serve as an integral part of the terms of his engagement with the Company under the agreement between the Services Provider and the Company and reflect the reasonable requirements of the Company in order to protect its legitimate interests. If any provision of this Undertaking (including any sentence, clause or part thereof) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete there from the portion thus adjudicated to be invalid or unenforceable, provided that such deletion will apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

5.2	The provisions of this Undertaking shall continue and remain in full force and effect following the termination of the engagement between the Services Provider and the Company for whatever reason. This Undertaking shall not serve in any manner as to derogate from any of the Services Provider’s obligations and liabilities under any applicable law and/or under any other agreement with the Company.

5.3	The Services Provider acknowledges that execution of this Undertaking is a condition to his engagement with the Company and the disclosure of any Proprietary Information.

GPIS	Date: 06.01.2022